Exhibit 99.1

Name and Address of Reporting Person:	Thomas H. Lee Advisors, LLC
c/o Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02210

Issuer Name and Ticker or Trading Symbol:	Dun & Bradstreet Holdings, Inc. [DNB]

Date of Earliest Transaction Required to be Reported (Month/Day/Year):	March 10, 2023

Footnotes to Form 4

(1) This report is filed by the following Reporting Persons: Thomas H. Lee Advisors, LLC (“THL Advisors”), Thomas H. Lee Equity Fund VIII, L.P. (“THL Equity VIII”), Thomas H. Lee Parallel Fund VIII, L.P. (“Parallel Fund VIII”), THL Fund VIII Coinvestment Partners, L.P. (“Coinvestment VIII”), THL Executive Fund VIII, L.P. (“Executive Fund VIII”), THL Equity Fund VIII Investors (D&B), L.P. (“Equity Fund VIII (D&B)”), THL Equity Advisors VIII, LLC (“Equity Advisors”), Thomas H. Lee Partners, L.P. (“THL Partners”), THL Holdco, LLC (“THL Holdco”), and THL Managers VIII, LLC (“THL Managers VIII”) (collectively with their affiliates, the “THL Funds”); Thomas M. Hagerty; and Gnaneshwar B. Rao. This Form 4 is in two parts and is jointly filed with the Reporting Persons in both parts. See Remarks.

(2) THL Holdco is the managing member of THL Advisors, which is in turn the general partner of THL Partners, which in turn is the general partner of Coinvestment VIII, the managing member of THL Manager VIII and is the sole member of Equity Advisors, which in turn is the general partner of the THL Equity VIII, Parallel Fund VIII, Executive Fund VIII and Equity Fund VIII (D&B). Each of Mr. Hagerty and Mr. Rao is a Managing Director of THL Partners. Solely for purposes of Section 16 of the Securities Exchange Act of 1934, the THL Funds may be deemed directors by deputization.

(3) Each of the Reporting Persons disclaims beneficial ownership of all shares of the Issuer for the purposes of Section 16 or for any other purpose, except to the extent of such Reporting Person’s pecuniary interest therein.

(4) Represents shares of Common Stock of the Issuer directly held by the following entities: 12,355,689 shares held by THL Equity VIII; 22,498,105 shares held by Parallel Fund VIII.; 1,468,386 shares held by Coinvestment VIII; 943,317 shares held by Executive Fund VIII; and 12,314,274 shares held by Equity Fund VIII (D&B).

(5) Represents an award of restricted common stock granted to Mr. Hagerty, which vests 100% on the first anniversary of the date of grant.

(6) Represents an award of restricted common stock granted to Mr. Rao, which vests 100% on the first anniversary of the date of grant.

(7) Pursuant to the operative agreements among certain of the THL Funds, any securities issued to persons serving as directors of portfolio companies of the THL Funds, such as the Issuer, are held for the benefit of the THL Funds.